Exhibit 107
Calculation of Filing Fee Table
424(b)(7)
(Form Type)
WESTERN MIDSTREAM PARTNERS, LP
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)

Newly Registered Securities

Fees to Be Paid	Equity	Common Units representing limited partner interests	Rule 457(c) and Rule 457(r) (1)	21,850,000 (2)	$38.89 (3)	$849,746,500	0.00014760	$125,422.58

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amount					$849,746,500		$125,422.58

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fees Due							$125,422.58

(1)
The registration fee is calculated in accordance with Rules 457(c) and 457(r)

under the Securities Act and represents deferred payment of the registration fee in connection with the Registrant’s Registration Statement on Form
S-3ASR
(Registration No.
333- 270964
) paid herewith.

(2)	Consists of up to 21,850,000 of the registrant’s common units representing limited partner interests offered by the selling securityholders referenced in the prospectus supplement.
(3)
Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per common unit is $38.87, which is the average of the high and low prices of the common units on August 12, 2024 on the New York Stock Exchange.